Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

First Quarter 2012 Conference Call

Prepared Remarks

April 27, 2012

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (            ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10012186. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, outlook, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

I hope you have all had time to review our earnings press release that we issued after the close of the market yesterday. We are pleased to be following up a year of record earnings with record quarterly earnings for the first quarter of 2012. Net income for the three months ended March 31, 2012 was $5.2 million, an increase of $519 thousand, or 11%, compared to $4.7 million for the same period in 2011. Diluted earnings per share increased to $0.40 for the first quarter 2012 as compared to $0.38 for the same period in 2011. I would like to point out that the financial results for the first quarter of 2012 as compared to the same period in 2011, reflect, in part, the impact of the May 27, 2011 acquisition of the Private Wealth Management Group of the Hershey Trust Company, or PWMG.

As of March 31, 2012, our Wealth Management Division assets under management, administration, supervision and brokerage reached $5.2 billion. On February 3rd, we announced the acquisition of the Davidson Trust Company and expect this transaction to close in the second quarter of 2012. We anticipate that this transaction will increase the Corporation’s Wealth Management Division assets by approximately $1.0 billion.

I am also pleased to announce our plans to open a new, full-service branch in Bala Cynwyd, Pennsylvania, just outside of Philadelphia. The branch is projected to be completed and open for business, pending certain approvals, during the fourth quarter of 2012.

As you can see, with the acquisitions of PWMG and Davidson Trust, along with our new full-service branch facility, the Corporation has been actively investing in a number of attractive strategic growth initiatives, and will continue to look for other profitable opportunities in the future.

I will now comment on some significant items for the quarter which contributed to our solid performance:

Revenue from the Wealth Management Division for the first quarter of 2012 was $6.2 million, an increase of over 47% from the $4.2 million for the first three months of 2011. Assets under management, administration, supervision and brokerage in the first quarter of 2012 grew to $5.2 billion, an increase of $1.6 billion, or 43%, from March 31, 2011. The primary reason for this increase was the May 2011 acquisition of PWMG along with solid organic growth and asset appreciation resulting from improvements in the financial markets.

Tax equivalent net interest income for the first quarter of 2012 increased $505 thousand, as compared to the same period in 2011. This increase was largely related to the $95.4 million increase in average portfolio loans between the periods, which was concentrated in the commercial mortgage, residential mortgage and commercial and industrial segments of the portfolio. The effect of this increase in average interest-earning assets was partially offset by a 10 basis point decline in the tax equivalent net interest margin, which was 3.93% for the three months ended March 31, 2012 as compared to 4.03% for the same period in 2011.

Net gain on the sale of residential mortgage loans for the three months ended March 31, 2012 was $1.2 million as compared to $398 thousand for the same period in 2011. The 194% increase was attributable to a 45% increase in mortgage loan originations between the periods, coupled with the Corporation’s decision to sell a larger portion of these loans, rather than holding them in the portfolio. Residential mortgage loans sold during the first three months of 2012 totaled $34.0 million, as compared to $14.3 million for the same period in 2011. In addition, the Bank experienced higher profit margins on the loan sales in the first quarter of 2012 as compared to those seen in the first quarter of 2011.

Deposits of $1.43 billion, as of March 31, 2012, increased $43.4 million, or 3%, from $1.38 billion as of December 31, 2011. Non-interest bearing deposits increased $8.5 million and money market deposits increased $24.8 million in the first quarter of 2012. Average interest-bearing deposits for the first quarter of 2012 increased by $19.6 million, as compared to the same period in 2011. Offsetting the effect of this increase in interest-bearing deposits was a 13 basis point decline in the average rate paid on the deposits from 55 basis points for the three months ended March 31, 2011 to 42 basis points for the same period in 2012.

Total portfolio loans and leases of $1.30 billion, as of March 31, 2012, increased $9.1 million, or 0.7%, as compared to $1.29 billion as of December 31, 2011. Loan growth was primarily concentrated in the commercial and industrial and commercial mortgage segments of the portfolio, partially offset by a decrease in home equity loans and lines of credit.

Loan and lease delinquency rates increased from 1.37% of portfolio loans as of December 31, 2011 to 1.52% of portfolio loans as of March 31, 2012. Related to this increase, nonperforming loans and leases, as of March 31, 2012 totaled $22.6 million, as compared to $14.3 million, as of December 31, 2011. The $8.3 million increase in nonperforming loans and leases was concentrated in the commercial and industrial, construction and residential segments of the portfolio, which are generally collateralized or secured by real estate. Because the increase in nonperforming loans was limited to a small number of loan relationships, we believe that our overall loan quality remains stable.

The provision for loan and lease losses for the three months ended March 31, 2012 was $1.0 million, as compared to $1.3 million for the same period in 2011. The decrease was, in part, related to the $199 thousand decrease in net loan and lease charge-offs between the periods. The allowance for loan and lease losses as of March 31, 2012, of $13.0 million represented 1.00% of portfolio loans and leases, as compared to $12.8 million or 0.98% of portfolio loans and leases as of December 31, 2011.

Available for sale investment securities as of March 31, 2012, totaled $326.6 million, as compared to $272.3 million as of December 31, 2011, as cash inflows from deposit increases and Federal Home Loan Bank borrowings were utilized to fund investment purchases.

Total non-interest expenses of $16.5 million, for the first three months of 2012, increased 16.5% from $14.2 million for the same period in 2011. Largely contributing to this increase were the increased costs associated with the PWMG acquisition, which included salary and employee benefits, occupancy costs and intangible asset amortization.

Capital ratios as of December 31, 2011, for the Bank and Corporation are at levels above those deemed to be “well capitalized”. The Corporation’s tangible equity ratio, as of March 31, 2012, increased 3 basis points, to 8.30%, as compared to 8.27% as of December 31, 2011. The Corporation’s equity grew $5.4 million, or 2.9%, from December 31, 2011 to March 31, 2012.

Bryn Mawr Trust is fundamentally sound and has the flexibility and agility to respond to the opportunities afforded by our earnings, a strong capital base, stable asset quality, and available liquidity. We are a community bank that is relationship-driven and focused on sustainable growth to increase shareholder value.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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